                                                                Exhibit 10.94




                            STOCK PURCHASE AGREEMENT




                                 BY AND BETWEEN


                    COLONIAL CATASTROPHE CLAIMS CORPORATION

                                  ("COLONIAL")

                                      AND

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.

                                    ("IMSG")

                                      AND

                    J. DOUGLAS BRANHAM AND FELICIA A. RIVAS

                                ("SHAREHOLDERS")



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                               TABLE OF CONTENTS


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                                                                                                     PAGE
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
1.    Definitions                                                                                      1

2.    Purchase Price                                                                                   2

3.    Option and Exchange Agreement                                                                    3

4.    Conveyance                                                                                       3

5.    Representations, Warranties and Covenants of Colonial and Shareholders                           3

6.    Representations, Warranties and Covenants of IMSG                                                6

7.    Survival of Representations and Warranties                                                       7

8.    Closing                                                                                          7

9.    Expenses                                                                                        10

10.   Brokerage and Finder's Fees                                                                     10

11.   Indemnifications                                                                                10

12.   Notices                                                                                         11

13.   Business Terms and Conditions                                                                   11

14.   Miscellaneous                                                                                   12

15.   Attorney's Fees                                                                                 12

16.   Captions                                                                                        13

17.   Construction of Agreement                                                                       13

18.   Counterparts                                                                                    13

19.   Modification                                                                                    13

20.   Representation Acknowledged                                                                     13

21.   Venue                                                                                           13

22.   No Public Announcement                                                                          13


LIST OF EXHIBITS                                                                                      15


                                                                   EXHIBIT 10.94
                            STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement (this "Agreement") is entered into this 10th day of December, 1998, by and between Colonial Catastrophe Claims Corporation, a Florida corporation with its principal place of business located at 147 Edgewater Drive, Dunedin, Florida 34698 (hereinafter referred to as "Colonial"), Colonial's shareholders, J. Douglas Branham and Felicia A. Rivas (hereinafter referred to as "Shareholders"), and Insurance Management Solutions Group, Inc., a Florida corporation, with its principal place of business located at 360 Central Avenue, St. Petersburg, Florida 33701 or assigns (which together with its affiliates shall be hereinafter referred to as "IMSG").

                                R E C I T A L S

          WHEREAS, Shareholders desire to sell and IMSG desires to purchase all of the authorized and issued shares of capital stock of Colonial.

          NOW, THEREFORE, in consideration of the premises and of the mutual promises and agreements hereinafter set forth, the parties hereto agree as follows:


1.        Definitions.


          a) "Shares" shall mean all of the authorized and issued shares of capital stock of Colonial.


          b) "Business Day" shall mean any day other than a Saturday, Sunday or day which is a bank holiday for commercial banks which are organized and existing either under the laws of the State of Florida or under the laws of the United States.


          c) "Purchase Price" shall be defined and determined in accordance with the provisions of paragraph 2 hereof.


          d) "Transaction Documents." Transaction Documents shall mean this Agreement and its Exhibits, Option and Exchange Agreement, Employment Agreements, Lease, and Registration Rights Agreement.

          e) "Net Income Before Tax" shall mean gross income before taxes on a calendar year basis as determined by auditing accountants using generally accepted accounting principals and shall not include any expenses associated with this acquisition or otherwise created by IMSG.


2. Purchase Price. As consideration for the proposed sale of Shares, Shareholders shall receive the following payment ("Purchase Price") to be paid at Closing.

          a) IMSG shall pay Shareholders a total of up to Two Million Three Hundred



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               Seventy-five Thousand Dollars ($2,375,000.00) in two
               separate parts. The first part shall consist of IMSG's common stock that shall have a market value of One Million Seven Hundred Thousand Dollars ($1,700,000.00) as of the date of IMSG's initial public offering of its common stock ("IPO") and cash at Closing of Three Hundred Seventy-five Thousand Dollars ($375,000). The second part ("Earned Out Payments") shall not exceed Three Hundred Thousand Dollars ($300,000.00) and shall be paid on an earned out basis. Specifically, IMSG shall pay Shareholders Three Hundred Thousand Dollars ($300,000.00) in IMSG IPO stock following the conclusion of Colonial's 1999 fiscal year if Colonial meets its 1999 Target Net Income Before Tax ("Target Figure") of Nine Hundred Sixteen Thousand Dollars ($916,000.00). The Target Figure is based upon IMSG's Five Year Projection Model. The Earned Out Payment shall be reduced proportionally by any percentage shortfall in the attainment of the Target Figure for the year in question;

         b) The Earned Out Payment shall be made within thirty (30) days of verification, to IMSG's reasonable satisfaction, of Colonial's (or its successors') Net Income for the fiscal year in question. The Earned Out Payments shall be paid in common stock of IMSG based on its fair market value at the close of business on the last day of the year on which the Earned Out Payment is based.

         c) In the event the IPO is not consummated prior to Closing or when the Earned Out Payments are due to be paid, shares of IMSG common stock will be issued to Shareholders based on an assumed price per share of $12.00, subject to adjustment if an IPO is consummated and the initial public offering price is less than or exceeds $12.00 per share.

         d) Shares of common stock in IMSG acquired by Shareholders pursuant to this Agreement shall be subject to a Registration Rights Agreement, a copy of which is attached as Exhibit 2d and incorporated herein by reference.

3. Option and Exchange Agreement. The parties will enter into an Option and Exchange Agreement that provides, in the event the IPO does not close, the Shareholders will be entitled to elect to have their shares of IMSG redeemed by IMSG for a cash payment of $1,700,000 plus interest at 8.5% per annum from the Closing date upon 90 days prior written notice to IMSG as of December 31, 1999, 2000 and 2001. The terms and conditions of the foregoing option are as set forth in the Option and Exchange Agreement attached hereto as Exhibit 3a.

4. Transfer. On the closing date (as hereinafter defined), Colonial and Shareholders shall issue and deliver to IMSG a certificate or certificates representing One Hundred Percent (100%) of the authorized and issued Shares, with all requisite stock transfer taxes paid and stamps affixed, free and clear of all restrictions, liens, charges, security interests, claims, pledges encumbrances and rights of others.



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5.        Representations, Warranties and Covenants. Colonial and Shareholders
          hereby represent, warrant and covenant to IMSG as follows:

          a) Colonial is duly organized, validly existing and in good standing under the laws of the State of Florida, is qualified to do business in the State of Florida and has the corporate power to carry out its present business as now being conducted and to own or lease its present properties.

          b) As of the time of Closing, the Board of Directors and Shareholders of Colonial have unanimously approved the Transaction Documents attached hereto and the transactions contemplated hereby and have duly authorized the execution, delivery and performance hereof by Colonial. All corporate and other proceedings required to be taken by Colonial to authorize it to carry out this Agreement in accordance with the terms hereof shall have been, prior to the time of Closing, fully and properly taken, as required by its Certificate of Incorporation, By-Laws and all applicable laws. Such approval will be evidenced by a written Consent in Lieu of special meeting of Colonial's Shareholders and Directors which will (i) authorize and approve the transactions described in this Agreement and its exhibits
               (ii) authorize J. Douglas Branham to execute all such documents on behalf of Colonial and (iii) reaffirm the identity of Colonial's officers and directors and (iv) authorization of
               Section 2.12 of IMSG's Policies and Procedures Manual, as amended from time to time, as its own. Such resolution shall be attached hereto as Exhibit 5b.

          c) At the time of Closing, Colonial shall have good, and indefeasible title to all of the Shares, free and clear of all liens, mortgages, pledges, security interests, encumbrances, claims of any creditor or charges of any kind or nature whatsoever, and shall have the absolute and unrestricted right to transfer, sell and convey to IMSG or its assigns the Shares.

          d) The sale of the Shares pursuant to this Agreement will not contravene any federal, state, municipal or other law, rule, regulation or ordinance, and Colonial shall fully comply with all such applicable laws, rules, regulations and ordinances.

          e) Neither the execution, delivery nor performance of this Agreement nor the consummation of the transactions described herein will materially conflict with or violate any provision of
               (i) the Certificate of Incorporation or By-Laws of Colonial or
               (ii) any indenture, agreement or other contract of any kind or character to which Colonial is a party or by which it is bound, or be in material conflict with, result in material breach of or constitute (with due notice or the passage of time or both) a material default under any such indenture, agreement or other contract or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the Shares.

          f) Colonial is not in material default under any provision of any contract,


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               commitment, agreement or letter of intent to which it
               is a party or by which it is bound, which default would adversely affect the ability or right of Colonial to transfer the Shares to IMSG pursuant to this Agreement, or would adversely affect Colonial's business condition, and no event has occurred which, with due notice or passage of time or both, would constitute such material default.

          g) No representation, warranty or covenant of Colonial under this Agreement, nor any statement, certificate or other instrument furnished either to IMSG pursuant to this Agreement or in connection with the transactions consummated pursuant hereto, contains, or will contain, to Colonial's knowledge, any untrue statement of a material fact or omit to state a material fact necessary to make not misleading the statements contained herein and therein or necessary to provide IMSG with complete and accurate information as to Colonial and its businesses, operations, properties and assets.


          h) Except as set forth on Exhibit 5h there are no actions, suits, claims or proceedings pending or threatened and no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Court, administrative agency or arbitration) against Colonial's assets nor does Colonial have reason to believe or know of any circumstances which may give rise to any legal action against them at the present time which would have any affect on its Shares.


          i) Neither Colonial nor Shareholders are delinquent in the filing of any tax returns or in the payment of any amount of Federal, State or local taxes, including any interest or penalties. There are no threatened claims against Colonial or Shareholders for deficiencies with respect to any amount of taxes.


          j) Colonial is not a party to any union contracts which continue to be in force or effect.

          k)   Colonial's Employer Identification Number is 59-3210223.

          l) From time to time, after the Closing, at the request of IMSG, Colonial will deliver such other instruments of conveyance and transfer and take such other action as IMSG may reasonably require more effectively to convey, transfer to and to put IMSG in possession of, the Shares. Through the Closing date, the following conditions will be met:

               1. Debts of Colonial shall be timely paid in accordance with the terms of Colonial existing debt instruments and only in accordance with such terms.

               2. There will be no changes, modifications or amendments in connection




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                    with any contracts with Colonial Corporate
                    Principals. No bonuses shall be paid to nor assets transferred to Colonial Corporate Principals. "Corporate Principal" shall mean any shareholder, director or officer of Colonial.

               3.   There will be no dividends declared or paid on the Shares.

               4. Business will be conducted in its normal course. Any proposed transaction outside of the normal course of business will only be done with the prior written consent of IMSG.

               5.   Best efforts will be used to retain and satisfy clients.


     Attached hereto as Exhibits and by reference made a part hereof is a copy, which Colonial and Shareholders warrant, covenant and represent to IMSG in each case is a true, correct and complete copy of each of the following:

     n)   Colonial's most recent year-end and quarterly financial statement.

     o) Colonial's consolidated 1997 tax returns including any k-1's generated for the shareholders.

     p) All significant business contracts and agreements in connection with the Shares being acquired pursuant to this Agreement.

     q)   Colonial's premises lease, if any.

     r)   All employment contracts of Colonial employees.

     s) Colonial's Article of Incorporation and By-Laws and any amendments thereto.

     t) Incumbency Certificate listing current officers and directors of Colonial.

     u) Regulatory authorizations, if any, in connection with the business being acquired pursuant to this Agreement.

     v)   Pending or threatened lawsuits or regulatory actions.

     w)   Schedule of all Colonial's work-in-process as of the Closing date.

     x)   Schedule of all Colonial's liabilities.

     y) Colonial will deliver to IMSG all the contracts, dealer franchises, agreements, commitments and rights pertaining to Colonial's business and other data relating to its assets, business and operation, except its books of account and supporting records, corporate minute books and stock transfer records of Colonial.

6. Representations, Warranties and Covenants of IMSG. As an inducement to Colonial to sell the Shares being sold pursuant to this Agreement and for entering into this Agreement, IMSG represents, warrants and covenants to Colonial as


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     follows:

     a) Neither the execution nor the delivery of this Agreement by IMSG, nor the performance of this Agreement, nor the consummation of the transactions contemplated hereby by IMSG, violates the provisions of any note, indenture, agreement, loan agreement, mortgage, security agreement, or other instrument to which IMSG is a party or by which either is bound, or be in material conflict with, result in material breach of or constitute (with due notice or the passage of time or both) a material default under any such indenture, or agreement.


     b) The purchase, acquisition and ownership of the Shares will not conflict with the Articles of Incorporation, By-Laws or any corporate resolution of IMSG.


     c) No representation, warranty or covenant by IMSG herein and no statement or certificate to be furnished to Colonial pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.


     d)   IMSG's Employer Identification Number is 59-3422536.


7.   Survival of Representations and Warranties.


     a) The respective representations and warranties set forth in this Agreement shall survive the Closing and thereafter shall be fully effective and enforceable and shall not be affected by any investigation, verification or approval by any party hereto or by anyone acting on behalf of any such party and shall constitute a condition precedent to Closing. Failure of any representation, warranty or covenant of a Party as of Closing shall act as a condition precedent for closing by the other Party.


     b) The respective covenants and agreements of the parties set forth in this Agreement, except those covenants and agreements that are required expressly by this Agreement to be fully kept, performed and discharged at or prior to the time of Closing, shall survive the Closing and thereafter shall be fully effective and enforceable.


     c) Any party hereto shall have the right to compel the specific performance of any obligation of any other party hereto, or affected by the terms and provisions hereof.


     d) Notwithstanding the other provisions of this Agreement, the representations and warranties set forth in this Agreement shall expire after two years.

8. Closing. The delivery of the documents referred to herein shall take place at the offices of IMSG at 360 Central Avenue, St. Petersburg, Florida on or before





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

     January 15, 1999, provided that the Closing will be deemed effective January 1, 1999.

     At the Time of Closing, the parties shall deliver the following documents, or such other documents and substitutions thereof as are satisfactory to the other, and shall comply with the following procedures:

     1.   Colonial shall deliver to IMSG:

     a) Copies of appropriate written consent of the Board of Directors and Shareholders of authorizing the execution, delivery and performance of this Agreement by Colonial certified by the Secretary of Colonial as set forth in Exhibit 8.1.a and said consent shall reflect that the statements made in the Agreement are true and correct to the best of Colonial's, its officers and Shareholders knowledge after due inquiry, review and examination;

     b)   Executed Transaction Documents.

     c)   An opinion of counsel for Colonial as to the following matters;

          i) Colonial is duly organized, validly existing, and in good standing under the laws of the State of Florida, and is entitled to own or lease property and to carry on its businesses as they are now being conducted.

          ii) Colonial is duly authorized to enter into this Agreement, execute, deliver, and perform the same to Colonial and to consummate the transaction herein contemplated in accordance with the terms thereof. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, do not violate the provisions of any note, indenture, agreement, loan agreement, mortgage, security agreement, or other instrument to which Colonial is a party or by which it is bound.

          iii) There are no proceedings or actions pending to limit or impair any corporate power, right or privilege or to dissolve Colonial.

          iv) Neither the execution, delivery, nor performance of this Agreement nor the consummation of the transactions described herein will materially conflict with or violate any provision of
               (i) the Articles of Incorporation or By-Laws of Colonial, or
               (ii) any indenture, agreement, or other contract of any kind or character to which Colonial is a party or be in material conflict with, result in material breach of, or constitute (with due notice or the passage of time or both) a material default under any such indenture, agreement, or other contract or result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of its




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               Shares.

          d) Executed Employment Agreements for J. Douglas Branham and Felicia A. Rivas (the form of which is attached as Exhibit 8.1.f.).

          e)   Executed lease of premises (the form of which is attached as
               Exhibit 8.1.g.).

          f) Executed Option and Exchange Agreement (the form of which is attached as Exhibit 3a.

          g) A Certificate of Good Standing from the Secretary of State reflecting that Colonial is a corporation in good standing under the laws of the State of Florida.

          h) Colonial will deliver to IMSG at Closing its books of account and supporting records, corporate minute books and stock transfer records.

          i) Certificates representing all authorized and issued Shares with appropriate stock powers attached.

2.        IMSG shall deliver or cause to be delivered to Colonial:

          a) Copies of appropriate resolution adopted by the Board of Directors of IMSG and certified by its Secretary authorizing the execution, delivery and performance of this Agreement and the Transaction Documents.

          b) Executed Employment Agreements for J. Douglas Branham and Felicia A. Rivas.

          c)   Executed lease of premises.

          d)   An opinion of counsel for IMSG as to the following matters;

               i) IMSG is duly organized, validly existing, and in good standing under the laws of the State of Florida, and is entitled to own or lease property and to carry on its businesses as they are now being conducted.






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

               ii) IMSG is duly authorized to enter into this Agreement together with its Exhibits and the Transaction Documents, execute, deliver, and perform the same to IMSG and to consummate the transaction herein contemplated in accordance with the terms thereof. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, do not violate the provisions of any note, indenture, agreement, loan agreement, mortgage, security agreement, or other instrument to which IMSG is a party or by which it is bound.

               iii) There are no proceedings or actions pending to limit or impair any corporate power, right or privilege or to dissolve IMSG.

               iv) Neither the execution, delivery, nor performance of this Agreement nor the consummation of the transactions described herein will materially conflict with or violate any provision of (i) the Articles of Incorporation or By-Laws of IMSG, or (ii) any indenture, agreement, or other contract of any kind or character to which IMSG is a party or be in material conflict with, result in material breach of, or constitute (with due notice or the passage of time or both) a material default under any such indenture, agreement, or other contract.

     e)   Executed Option and Exchange Agreement

9. Expenses. Each party shall pay its own expenses and fees of its counsel and accountants incurred in connection with the negotiation, execution and delivery of this Agreement and the performance and consummation of the transactions described herein.

10. Brokerage and Finder's Fees. Colonial represents and warrants to IMSG that no person was or will be entitled to any brokerage commission or finder's fee in connection with the transaction described in this Agreement as a result of any action taken by Colonial, or any officer, director or employee of Colonial, and IMSG represents and warrants to Colonial that no such commission or finder's fee was or will be due to any person in connection with such transaction as a result of any action taken by IMSG. Colonial agrees to indemnify and hold harmless IMSG, and IMSG agrees to indemnify and hold harmless Colonial, from and against any and all claims or causes of action asserted by any third person or persons for brokerage commissions or for finder's fees in connection with the transactions described in this Agreement as a result of any action taken by or on behalf of the indemnifying party or parties.

11.  Indemnifications.

     a) Colonial shall, indemnify and hold IMSG harmless against any damage, loss, liability, cost or expense, including reasonable attorney's fees, resulting or arising from or in connection with any material misrepresentation or breach of any warranty or covenant on the part of




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

          Colonial under this Agreement or any litigation resulting from causes of action which occurred prior to the closing date herein. IMSG shall indemnify and hold Colonial harmless against any and all damage, loss, liability, cost or expense, including reasonable attorney's fees, in connection with any material misrepresentation or breach of any warranty or covenant on the part of IMSG under this Agreement or any litigation resulting from causes of action which occurred prior to the closing date.

     b) Upon the determination of the liability under this Section 11, the appropriate party shall pay to the other, as the case may be, within ten days after such determination, the amount of any claim for indemnification made thereunder. Upon the payment in full of any claim, either by set-off or otherwise, the entity making payment shall be subrogated to the rights of the indemnified party against any person, firm or corporation other than the parties to this Agreement and their affiliates with respect to the subject matter of such claim.

     c) The parties acknowledge that IMSG gives no assurances as to the federal or state income tax implications or consequences to Colonial and Shareholders in connection with the transaction contemplated by this Agreement and that Colonial and Shareholders have looked to their own advisors for such advice.

12. Notices. Any and all notices, designations, consents, offers, acceptances, or any other communication provided for herein shall be given in writing by hand delivery, by overnight carrier, by registered or certified mail or by facsimile transmission and shall be addressed as follows:

     As to Colonial:

                           J. Douglas Branham, President
                           Colonial Catastrophe Claims Corporation
                           147 Edgewater Drive
                           Dunedin, Florida  34698
                           Telephone    (727) 738-1366
                           Fax          (727) 738-1460


     As to IMSG

                           Insurance Management Solutions Group, Inc.
                           360 Central Avenue
                           St. Petersburg, Florida  33701
                           Attention: Jeffrey S. Bragg
                           Telephone    (727) 803-4027
                           Fax          (727) 803-2099

     Notices sent by hand delivery shall be deemed effective on the date of hand delivery. Notices sent by overnight carrier shall be deemed effective on the next




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

     business day after being placed into the hands of the overnight carrier. Notices sent by registered or certified mail shall be deemed effective on the third business day after being deposited into the post office. Notices sent by facsimile transmission shall be deemed to be effective on day when sent if sent prior to 4:30 p.m. (the time being determined by the time zone of the recipient) otherwise they shall be deemed effective on the next business day.

13. Business Terms and Conditions: Upon closing, the following business terms and conditions shall apply:

     a) Immediately following Closing, Colonial shall be merged into a newly formed wholly-owned subsidiary of IMSG. For a period of at least five years Colonial will not merge with Insurance Management Solutions, Inc., except that this provision shall not be applicable should either Mr. Branham or Ms. Rivas terminate their employment contract or be terminated for cause prior to the expiration of the five year term. Following the merger, the newly formed corporation shall change its name to Colonial Claims Corporation or Colonial Catastrophe Claims Corporation.

     b) Mr. Branham and Ms. Rivas shall report administratively to the head of IMSG's Claims Department;

     c) Colonial shall be subject to periodic audit and review by IMSG's Claims Department or its duly appointed representative;

     d) Employees of Colonial shall be eligible for any employee benefit normally offered to all IMSG's employees, including IMSG's 401 K Plan;

     e) Prior to Closing, Shareholders shall cooperate in qualifying for keyman life insurance on their lives. IMSG shall purchase such insurance in an amount it deems appropriate and designate the beneficiary.

14.  Miscellaneous. The following terms and conditions apply to this Agreement:

     a) In the event that any provision of this Agreement is finally adjudged to be invalid, unenforceable or unlawful, the invalid, unenforceable or unlawful provisions of this Agreement shall be deemed of no force and effect and the remaining provisions of this Agreement shall be deemed severable therefrom and fully enforceable.

     b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns; provided, however, in no event shall this Agreement be assignable prior to the Closing.

     c) No failure or failures by any party to exercise any right under this Agreement shall be deemed to be a waiver or bar to the exercise or enforcement by such party of any future right or remedy.




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

     d) No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy given under this Agreement or hereafter existing in law or in equity or by statute or otherwise and may be exercised independently of, or in conjunction with, each and every other such remedy. The election of any one or more remedies by any party shall not constitute a waiver of the right to pursue any other remedy available.

     e) The parties hereto agree that this Agreement shall be construed in all respects in accordance with the laws of the State of Florida.

     f)   Time is of the essence in the construction of this Agreement.

15. Attorney's Fees. If any party hereto should bring a regulatory, arbitration or other proceeding seeking to interpret, enforce, rescind, renounce, declare void or terminate this Agreement or any provisions thereof, the prevailing party shall be entitled to recover all of its legal expenses, including reasonable attorney's fees paralegal costs and any other reasonable costs (including legal expenses for any appeals taken), and to have the same awarded as part of the judgment in the proceeding in which such legal expenses and attorney's fees were incurred.

16. Captions. The paragraph captions as to contents of the particular paragraphs herein are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular paragraph in which they are referred.

17. Construction of Agreement. Words of a gender used in this Agreement shall be held to include any other gender, the words in a singular number held to include the plural, when the sentence so requires.

18. Counterparts. This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original, and said counterparts shall together constitute and be one and the same instrument.

19. Modification. No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the above parties hereto.

20. Representation Acknowledged. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, the transaction documents described herein or any amendments or exhibits hereto.

21. Venue. The venue for any action brought to interpret or enforce the terms and conditions of this Agreement shall be in Pinellas County, Florida.

22. No Public Announcement. Except as may be required by law, without the prior written consent of IMSG each party shall not, and will direct and cause representatives not to, make any release to the press or other public disclosure with respect to this Agreement or the proposed undertaking contemplated hereby. Notwithstanding anything in this Agreement to the contrary, this section shall, at all times, be legally binding upon the parties whether or not the proposed undertaking is completed.


     IN WITNESS WHEREOF, each of the parties hereto has subscribed to this Agreement or caused its corporate name to be subscribed to this Agreement by its duly authorized officers on the day and year indicated below in St. Petersburg, Florida.



                                   COLONIAL CATASTROPHE CLAIMS CORPORATION
WITNESSES:                         "COLONIAL"


/s/ Lewis Robinson                 BY:  /s/ J. Douglas Branham
---------------------------------      ---------------------------------
                                             J. Douglas Branham

/s/ Illegible                      AS ITS: President 12-10-98
---------------------------------          -----------------------------
                                           President


                                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
WITNESSES:                         "IMSG"


/s/ Kathleen M. Batson             BY:  /s/ Jeffrey S. Bragg
---------------------------------      ---------------------------------
                                               Jeffrey S. Bragg

/s/ Illegible                      AS ITS:
---------------------------------          -----------------------------
                                             Executive Vice President


WITNESSES:                         "SHAREHOLDERS"


/s/ Kathleen M. Batson             /s/ J. Douglas Branham
---------------------------------  -------------------------------------
                                   J. Douglas Branham

/s/ Illegible                      /s/ Felicia A. Rivas
---------------------------------  -------------------------------------
                                   Felicia A. Rivas

                                  EXHIBIT LIST



EXHIBIT NO.                                      NAME
-----------                                      ----
    2.d                                          Registration Rights Agreement


    3.a                                          Option and Exchange Agreement


    3.b                                          Note


    5.b                                          Colonial Resolution


    5.h                                          Colonial's litigation, if any


    5 h - y                                      Colonial's due diligence docs


    8.1.a


    8.1.d                                        Colonial's Opinion of Counsel


    8.1.f                                        Employment Agreements


    8.1.g                                        Lease


    8.2.a                                        IMSG's Resolution


    8.2.d                                        IMSG's Opinion of Counsel


                                    ADDENDUM
                                       TO
                            STOCK PURCHASE AGREEMENT

     This Addendum to Stock Purchase Agreement (this "Addendum") is entered into this _____ day of December, 1998, by and between Colonial Catastrophe Claims Corporation, a Florida corporation with its principal place of business located at 147 Edgewater Drive, Dunedin, Florida 34698 (hereinafter referred to as "Colonial"), Colonial's shareholders, J. Douglas Branham and Felicia A. Rivas (hereinafter referred to as "Shareholders"), and Insurance Management Solutions Group, Inc., a Florida corporation, with its principal place of business located at 360 Central Avenue, St. Petersburg, Florida 33701 or assigns (which together with its affiliates shall be hereinafter referred to as "IMSG").

                                R E C I T A L S

     WHEREAS, the parties hereto entered into a Stock Purchase Agreement dated December 10, 1998 which they desire to amend by this Addendum.

     NOW, THEREFORE, in consideration of the premises and of the mutual promises and agreements hereinafter set forth, the parties hereto agree as follows:

     1. The fourth sentence of paragraph 2(a) of the Agreement shall be modified to read as follows:

     Specifically, IMSG shall issue Shareholders that number of Shares determined by dividing $300,000.00 by the average closing price per Share (as reported by Nasdaq) for the last five trading days in calendar year 1999.

     2. Paragraph 5 of the Agreement shall be amended to add the following subparagraphs:

     (z) The Shareholders have received, read and are familiar with the Form S-1 Registration Statement, as amended, of IMSG relating to its proposed IPO. The Shareholders and their representatives have had full access to all documents, records and books pertaining to IMSG and the Shareholders' acquisition of shares of IMSG common stock pursuant hereto, and all documents requested by Shareholders or their representatives have been made available or delivered to Shareholders. Shareholders have had the opportunity to ask questions of, and receive answers from, the officers and directors of IMSG concerning such company, its business and the terms and conditions of the transactions contemplated hereby. Shareholders have relied solely upon independent investigations made by them or their representatives in making a decision to enter into the Agreement and acquire shares of IMSG common stock. Shareholders are aware that an investment in shares of IMSG common stock involves a high degree of risk and they have carefully considered the investment based upon such independent investigations.


          (aa) Shareholders: (i) can bear the economic risk of losing their entire investment; (ii) have an overall commitment to investments that are not readily marketable which is not disproportionate to their net worth, and the shareholders' investment in shares of IMSG common stock will not cause such overall commitment to become excessive, (iii) have adequate means of providing for their current needs and personal contingencies and have no need for liquidity in their investment in shares of IMSG common stock;
               (iv) have such knowledge and experience in financial affairs as to be capable of evaluating the merits and risks of the investment; and (v) find the objectives of IMSG are compatible with their investment goals.

          (bb) Each Shareholder is a permanent resident of the State of Florida and intends to remain a resident of such state.

          (cc) Shareholders understand that the shares of IMSG common stock to be issued to them have not been registered with the Securities and Exchange Commission or any state securities commissions in reliance on exemptions which are contingent, among other things, on such shares being acquired solely for the account of the Shareholders for investment and are not being acquired for resale, fractionalization or distribution; Shareholders have no contract, undertaking, agreement or arrangement with any person to sell, transfer, or pledge the shares of IMSG common stock, or any part thereof; and the Shareholders have no present plan to enter into any such contract, undertaking, agreement or arrangement.

          (dd) Shareholders agree not to dispose of the shares of IMSG common stock to be acquired hereunder or any interest therein, except in compliance with the Securities Act of 1933 (the "Act") and all applicable state securities laws.

          (ee) Shareholders acknowledge and agree that there are substantial restrictions on the transferability of the shares of IMSG common stock being acquired hereunder, such restrictions will be evidenced by a legend on any certificates representing such shares, and resales of such shares in contravention of such restrictions are void.

     3. Except for the terms of this Addendum, all other terms of the Agreement shall remain the same.

        IN WITNESS WHEREOF, each of the parties hereto has subscribed to this Agreement or caused its corporate name to be subscribed to this Agreement by its duly authorized officers on the day and year indicated below in St. Petersburg, Florida.



WITNESSES:                                Colonial Catastrophe Claims
                                          Corporation "Colonial"


                                          BY: /s/  J. Douglas Branham
---------------------------------            ----------------------------------
                                                   J. Douglas Branham

---------------------------------         AS ITS:  President
                                                 ------------------------------
                                                   President




                                          Insurance Management Solutions Group,
                                          Inc.
WITNESSES:                                "IMSG"


                                          BY: /s/  Kelly K. King
---------------------------------            ----------------------------------
                                                   Kelly K. King

                                          AS ITS:
---------------------------------                ------------------------------
                                                   Vice President



WITNESSES:                                "SHAREHOLDERS"

                                          /s/  J. Douglas Branham
---------------------------------         -------------------------------------
                                               J. Douglas Branham

                                          /s/  Felicia A. Rivas
---------------------------------         -------------------------------------
                                               Felicia A. Rivas



                                       3